Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Fourth Quarter and Year End Results

BOWIE, MD — January 31, 2013 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both its fourth quarter and the twelve month period ending December 31, 2012.  WSB reports net earnings of $578,000 or $0.07 per basic and diluted share for the three months ended December 31, 2012, compared to net earnings of $283,000 or $0.04 per basic and diluted share for the comparable period of the prior year. WSB reports net earnings for the twelve month period ending December 31, 2012 of $1.0 million, or $0.13 per basic and diluted share, compared to net earnings of $1.2 million, or $0.16 per basic and diluted share, for the twelve month period ending December 31, 2011.

Net interest income decreased $565,000, or 19%, and $1.5 million, or 12%, for the three and twelve month periods ended December 31, 2012 as compared to the same periods last year.  As we continue to experience low loan demand,  there has been a decrease in our loans held-for-investment portfolio which has contributed to our interest income decreasing by 22% and 15%, respectively, for the three and twelve months ending December 31, 2012. This decrease was partially offset by decreases in our interest expense of 29% and 23% for the three and twelve months ending December 31, 2012.  This decrease in interest expense is the result of continued efforts to reduce our higher cost liabilities.  Non-interest income increased $1.1 million, or 142%, and $828,000, or 22%, for the three and twelve months ended December 31, 2012 as compared to the same periods last year.  This is the result of an increase in our rental income, gain on the sale of loans sold in the secondary market and gain on the sale of real estate acquired in settlement of loans and, during the three-month period ended December 31, 2012, the sale of securities in our investment portfolio as discussed below.

On September 10, 2012, we announced the execution of a definitive merger agreement that provides for the acquisition of WSB Holdings, Inc. by Old Line Bancshares, Inc. for approximately $49 million, or approximately $6.12 per share, in cash and stock, subject to adjustment including adjustments relating to the value of our investment portfolio (the “total consideration”).  In accordance with the merger agreement, WSB has been repositioning a portion of the investment portfolio by selling existing securities and purchasing new securities with Old Line Bancshares’ consent.  Such sales and repurchases resulted in a gain of $760,000 pretax, $460,000 net of tax, during the three months ending December 31, 2012, offsetting the decrease in net interest income and resulting in a net profit for the fourth quarter.  We expect to continue to reposition the investment portfolio in order to attempt to minimize any potential adjustment to the total consideration upon closing of the merger.

Non-interest expenses increased by $174,000, or 5%, for the three month period ending December 31, 2012 as compared to the same period last year as a result of an increase in salaries and benefits and additional professional fees associated with the pending merger.  Non-interest expense increased $68,000, or .50%, for the twelve month period as a result of increase in salaries and benefits, offset by lower FDIC premiums compared to the same twelve month period last year.

The Bank remains well in excess of the regulatory levels for being “well capitalized” and continues to look for profitable opportunities in this market to grow the Bank.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $357 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Our services include remote deposit capture services for our commercial customers, which allows us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended December 31,
	2012	2011	% Change
Interest Income	$3,450,000	$4,429,000	(22)%
Interest Expense	993,000	1,408,000	(29)
Net Interest Income	2,457,000	3,021,000	(19)
Non-Interest Income	1,902,000	786,000	142
Non-Interest Expenses	3,492,000	3,316,000	5
Provision for Loan Losses	0	0	0
Net (Loss)/Earnings	578,000	283,000	104
Basic (Loss)/Earnings Per Share	0.07	0.04	75
Diluted (Loss)/Earnings Per Share	0.07	0.04	75
Dividends Declared Per Share	0.00	0.00	0
Average Shares Outstanding	8,006,629	7,995,232	0
Average Diluted Shares Outstanding	8,008,061	7,922,986	1

	Twelve Months Ended December 31,
	2012	2011	% Change
Interest income	$15,492,000	$18,311,000	(15)%
Interest expense	4,661,000	6,014,000	(22)
Net interest income	10,832,000	12,297,000	(12)
Non-interest income	4,540,000	3,712,000	22
Non-interest expenses	13,917,000	13,849,000	0
Provision for Loan Losses	0	200,000	100
Net Earnings	1,026,000	1,249,000	(18)
Basic Earnings Per Share	0.13	0.16	(19)
Diluted Earnings Per Share	0.13	0.16	(19)
Dividends Declared Per Share	0.00	0.00	0
Average Shares Outstanding	7,998,081	7,987,720	0
Average Diluted Shares Outstanding	7,998,439	7,970,087	0
Return on average assets	0.27%	0.32%	(16)
Return on average equity	1.86%	2.34%	(21)

	As of
	December 31, 2012	December 31, 2011	% Change
Total Assets	$356,492,000	$384,961,000	(7)%
Total loans held-for-investment	179,352,000	211,478,000	(15)
Total non performing loans to total loans held for investment	11.00%	6.07%	81
Allowance as a percentage of total gross loans held-for-investment	1.76%	2.90%	(39)
Total non-performing loans to total assets	5.52%	3.33%	66
Total non-performing assets to total assets	6.99%	4.59%	52
Deposits and borrowings	299,432,000	329,051,000	(9)
Total stockholders’ equity	55,326,000	54,273,000	2
Book value per share	$6.90	$6.79	2

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
As of December 31, 2012:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$44,941,372	22.36%	$12,059,739	6.00%	$32,881,633	16.36%
Total capital (to risk weighted assets)	47,461,707	23.61%	20,009,565	10.00%	27,452,142	13.61%
Core capital (leverage) (to tangible assets)	45,503,884	13.04%	17,444,135	5.00%	28,059,749	8.04%

The statement in this release regarding our intention to continue to reposition our securities portfolio and the potential outcome of such efforts are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by forward-looking the statements made in this release.  Such potential risks and uncertainties include, but are not limited to, changes in market conditions, particularly interest rates, that negatively impact our ability to sell or purchase securities in a manner that will have the intended effect of reducing downward adjustments to the total consideration and the potential that Old Line Bancshares will not consent to our proposed securities purchases and sales.  WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.